CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2018, with respect to the consolidated financial statements included in the Annual Report of Perma-Fix Environmental Services, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Perma-Fix Environmental Services, Inc. on Forms S-3 (File No. 333-115061, File No. 33-85118, File No. 333-14513, File No. 333-158472, File No. 333-43149, File No. 333-70676, and File No. 333-87437) and Forms S-8 (File No. 333-153086, File No. 333-110995, and File No. 333-203137).

/s/ GRANT THORNTON LLP
Atlanta, Georgia
March 16, 2018